Exhibit 10.21

Cutera, Inc.
3240 Bayshore Boulevard
Brisbane, CA 94005

January 6, 2015

Voce Capital Management LLC
The Pyramid
600 Montgomery Street
San Francisco, CA 94111
Attention: J. Daniel Plants

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between Cutera, Inc., a Delaware corporation (the “Company”), on the one hand, and Voce Capital Management LLC, a California limited liability company (“Voce”), and J. Daniel Plants, an individual resident in California (“Plants” and together with Voce, the “Investors”), on the other hand, with respect to the matters set forth below.

1. Definitions. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement, provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a principal or representative of Voce serves as a member of the board of directors or similar governing body of such concern, provided that Voce does not control such concern, (ii) such principal or representative in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate.

(b) The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(c) “Board” means the Board of Directors of the Company.

(d) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(e) The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(f) “Standstill Period” means the period commencing on the date hereof and ending thirty (30) days prior to the Timely Deadline for the Annual Meeting to be held in 2016 (the “Annual Meeting”).

(g) “Timely Deadline” means, with respect to the Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at the Annual Meeting or the proposal of business at the Annual Meeting would be considered “timely” under the Company’s Restated Certificate of Incorporation and Bylaws (the “Bylaws”) in effect at that time.

2. Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a Party or by which it is bound and which is material to the Company’s business or operations.

3. Representations and Warranties of the Investors. Each of the Investors represents and warrants, severally and not jointly, as follows as of the date hereof:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by each of the Investors, constitutes a valid and binding obligation and agreement of such Investor and is enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by each of the Investors does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such Investor is a party or by which such Investor is bound.

(d) As of the date hereof, the Investors and their Affiliates and Associates beneficially own in the aggregate 476,954 shares of Common Stock.

(e) Neither of the Investors nor any of their Affiliates or Associates currently has, or currently has any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

(f) To the best of his knowledge, Plants is ‘independent’ under the standards established by the rules of The NASDAQ Stock Market.

4. Directors; Related Matters.

(a) On the date hereof, the Board shall, in accordance with the Company’s governance documents:

(i) adopt a resolution to appoint Plants to the Board, as a director and a member of the class of directors whose terms expire at the Annual Meeting, effective as of the date hereof; and

(ii) appoint Plants as Chairman of the Strategic Transactions Committee and a member of the Nominating and Corporate Governance Committee of the Board.

(b) If, at any time prior to the conclusion of the Standstill Period, Plants is unable or unwilling to serve as a director of the Company, and at such time the Investors, together with all Affiliates and Associates, shall not have disposed of shares resulting in the Investors ceasing to beneficially own (the “Minimum Threshold”) at least 140,000 shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) of Common Stock (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended), then the Investors and the Board shall appoint a mutually agreeable replacement within ninety (90) days of Plants validly tendering his resignation from the Board (in which case all references in this Agreement to “Plants” with respect to such director’s rights and obligations as a director shall refer to such replacement, as applicable, provided that references in this Agreement to the ‘Investors’ will not include such person unless such person is otherwise already a member). If following Plants’ resignation and prior to the appointment of any replacement director under this Section 4, the Investors, together with all Affiliates and Associates, dispose of shares resulting in the Investors ceasing to beneficially own the Minimum Threshold, then the Company shall not be obligated to appoint any such replacement director under this Section 4.

(c) Prior to the date of this Agreement the Board, at a duly convened meeting of directors, has taken all actions necessary to amend the Bylaws to provide for a majority voting standard in uncontested elections of directors, which amendment shall be applicable with respect to the 2015 annual meeting of stockholders.

5. Voting. During the Standstill Period, the Investors shall cause all shares of Common Stock owned of record or beneficially owned by them or their respective Affiliates or Associates to be present for quorum purposes and to be voted (i) in favor of all directors nominated by the Board for election at any stockholder meeting where such matters will be voted on; provided that such directors were not nominated in contravention of this Agreement, and (ii) in favor of each of the other proposals to be presented by the Company at any stockholder meeting where such matters will be voted on.

6. Standstill. Each of the Investors agrees that, during the Standstill Period it will not, and it will cause its respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to, directly or indirectly:

(a) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(b) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c) encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(d) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with an Investor or one or more of its Affiliates or to the extent such a group may be deemed to result with the Company or any of their respective Affiliates as a result of this Agreement;

(e) engage in discussions with other stockholders of the Company, solicit proxies or written consents of stockholders or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including, without limitation, any Transaction (as defined below) that is not approved by a majority of the Board;

(f) call, seek to call, or request the calling of, a special meeting of the stockholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the stockholders of the Company;

(g) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, the Investors and their Affiliates or any person or group (other than the Investors and their Affiliates) would beneficially own, or have the right to acquire beneficial ownership of, more than 14.9% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Investors and their Affiliates which are not actually known by the Investors to result in any transferee acquiring beneficial ownership of more than 14.9% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 6, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Transaction”), unless such Transaction has been approved by a majority of the Board and has been announced by the Company; provided, that this paragraph shall not require the Investors to vote in favor of a Transaction that was approved by the Board;

(h) publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 5 hereof or this Section 6, or otherwise seek to obtain any waiver, consent under, or amendment of any provision of this Agreement;

(i) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(j) take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided, that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit (x) Plants from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director of the Company or (y) solely with respect to any Transaction that has been approved by a majority of the Board and has been announced by the Company, the Investors from making public statements, engaging in discussions with other shareholders, soliciting proxies or voting any shares or proxies.

7. Resignation. On the date hereof, Plants has provided to the Company an irrevocable letter of voluntary resignation in substantially the form attached hereto as Exhibit A which shall become effective on the date on which the Investors, together with all Affiliates and Associates, dispose of shares resulting in the Investors ceasing to beneficially own at least the Minimum Threshold.

8. Support. During the Standstill Period, Plants, in his capacity as a director of the Company, will use reasonable efforts to support, at the Company’s sole cost and expense, the Company’s slate of directors in a manner generally consistent with the support provided by the other directors of the Company, provided that such slate of directors is consistent with the terms and conditions of this Agreement.

9. Policies. Plants acknowledges that he has reviewed the Company’s policies, procedures, and guidelines applicable to members of the Board and agrees to abide by the provisions thereof during his service as a director of the Company. The Investors acknowledge that they are aware that United States securities law prohibits any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10. Compensation. Plants shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

11. Indemnification and Insurance. Plants shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

12. Mutual Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other parties or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13. Press Release; Form 8-K. The Company shall issue a press release in the form attached hereto as Exhibit B. The Company shall provide to Voce a reasonable opportunity to review and comment on any Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of the Investors. None of the parties shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in such press release or Form 8-K filing.

14. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

15. Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the federal courts of the State of California and any federal appellate court therefrom within the State of California (or, if the federal courts of the State of California decline to accept jurisdiction over a particular matter, the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware) (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 19 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the federal courts located in the State of California and the state courts located in the State of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the foregoing courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

16. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state. Each party hereto agrees to irrevocably waive any right to trial by jury.

17. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

18. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives and assigns. No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void.

19. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served when actually received during normal business hours at the address specified in this Section 19, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 19:

if to the Company:

Cutera, Inc.

3240 Bayshore Boulevard

Brisbane, California 94005

Attention: Chief Executive Officer

email: kconnors@cutera.com

with a copy (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Philip H. Oettinger, Esq.

email: poettinger@wsgr.com

and

Wilson, Sonsini, Goodrich & Rosati, P.C.

1301 Avenue of the Americas

New York, New York 10019

Attention: Warren S. de Wied, Esq.

email: wdewied@wsgr.com

if to the Investors:

Voce Capital Management LLC

600 Montgomery Street, Suite 210

San Francisco, California 94111

Attention: J. Daniel Plants

email: jdplants@vocecapital.com

with a copy (which shall not constitute notice) to:

Crowell & Moring, LLP

275 Battery Street, 23rd Floor

San Francisco, California 94111

Attention: Murray A. Indick, Esq.

email: mindick@crowell.com

20. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21. Unenforceability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22. Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23. Expenses. The Company shall promptly reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 annual meeting of stockholders and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed ten thousand dollars ($10,000) in the aggregate.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

CUTERA, INC.

By:_/s/ Kevin P. Connors

Name: Kevin P. Connors

Title: President and Chief Executive Officer

VOCE CAPITAL MANAGEMENT LLC

By: /s/ J. Daniel Plants

Name: J. Daniel Plants

Title: Managing Member

/s/ J. Daniel Plants

J. Daniel Plants

EXHIBIT A

Form of Irrevocable Resignation

January 6, 2015

Attention: Board of Directors

Reference is made to the Agreement, dated as of January 6, 2015 (the “Agreement”), by and among Cutera, Inc. (the “Company”) and the other parties listed on the signature page thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 7 of the Agreement, I hereby tender my conditional resignation as a director of the Board and any committees of the Board on which I am then serving, provided that this resignation shall be effective upon the date on which the Investors, together with all Affiliates and Associates, dispose of shares resulting in the Investors ceasing collectively to beneficially own the Minimum Threshold. I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement. It is understood and acknowledged that this resignation shall be effective upon acceptance by the Board.

This conditional resignation may not be withdrawn by me at any time.

Very truly yours,

J. Daniel Plants